Exhibit 10.1

May 7, 2010

Bill Roeschlein

Power Integrations, Inc.

5245 Hellyer Avenue

San Jose, CA 95138

Re: Separation Letter Agreement and Release of Claims

Dear Bill:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Power Integrations, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. You agree to resign your employment and the Company accepts your resignation, effective as of May 7, 2010 (the “Separation Date”). You will provide the Company with the signed letter of resignation attached hereto as Exhibit A.

2. Accrued Salary And Vacation. You will be paid for all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Expense Reimbursements. You agree that within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice within fourteen (14) days of your submission of proper expense reports.

4. Severance Benefits. Pursuant to Section 5 of the Executive Officer Benefits Agreement between you and the Company dated November 5, 2008 (the “Benefits Agreement”), if you: (i) timely sign, date and return this fully executed Agreement; and (ii) allow the releases contained herein to become effective; then the Company will provide you with the following Severance Benefits (the “Severance Benefits”):

(a) Severance Payment. The Company will pay you a lump sum amount equal to six (6) months of your base salary, less standard payroll deductions and required withholdings. This amount will be paid to you within thirty (30) days after the Separation Date, provided that you have complied with all of your obligations hereunder.

(b) Targeted Annual Incentive Bonus. The Company will provide you with 1,350 shares of Company common stock, which amounts to 50% of your targeted annual incentive bonus of 2,700 performance stock units under the 2010 Bonus Plan. The Company will issue these shares of Company common stock to you within thirty (30) days after the Separation Date, provided that you have complied with all of your obligations hereunder.

(c) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. As an additional severance benefit, if you timely elect continued group health coverage pursuant to COBRA, the Company will reimburse your COBRA premium payments sufficient to continue your group coverage at its current level (including dependant coverage, if applicable) for a period of six (6) months or until you become eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply), whichever comes first.

5. Equity. Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will cease as of the Separation Date. Your right to exercise any vested options, and all other rights and obligations with respect to your stock options(s), will be as set forth in your stock option agreement, grant notice and applicable plan documents.

6. Other Compensation and Benefits. You will be entitled to receive the benefits, if any, under the Company’s 401K Plan and other Company benefit plans to which you may be entitled pursuant to the terms of such plans. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date.

7. Return Of Company Property. Within twenty (20) days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within twenty (20) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits provided under this Agreement.

8. Proprietary Information Obligations. You agree to refrain from any use or disclosure of the Company’s confidential or proprietary information or materials (including, but not limited to, sales and marketing information, customer information, product and manufacturing information, financial information, personnel and compensation information, and operational and training information). Additionally, you reaffirm and acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement.

9. Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, and the Company (through its officers and directors) agrees not to disparage you, in any manner likely to be harmful to his/its business, business reputation, or personal reputation; provided that you and Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

11. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12. Release Of Claims.

(a) General Release. In exchange for the consideration under this Agreement, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Company Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification or contribution otherwise available to you under law or rules of corporate governance with respect to claims by third parties for actions or omissions in your role as an officer of the Company; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

13. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement.

14. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

15. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. It is further agreed that Company will pay any costs or fees (including but not limited to JAMS filing fees and arbitrator fees) with respect to any arbitration hereunder to the extent they exceed the costs or fees which you would have to incur to prosecute and/or defend such claims in a court of law.

16. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) Calendar Days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign it within this timeframe and return the fully signed Agreement promptly thereafter.

We wish you the best in your future endeavors.

Sincerely,

POWER INTEGRATIONS, INC.

By:	/s/ Balu Balakrishnan
Balu Balakrishnan
President and Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Bill Roeschlein
Bill Roeschlein

5/10/10
Date

EXHIBIT A

LETTER OF RESIGNATION

May 7, 2010

Mr. Balu Balakrishnan

President and Chief Executive Officer

Power Integrations, Inc.

Re:	Letter of Resignation

Dear Balu:

I hereby resign from my position as Chief Financial Officer of Power Integrations, Inc., and I hereby resign my employment with the Company, both effective as of May 7, 2010.

I wish you and the Company the best of luck in the future.

Sincerely,

Bill Roeschlein

Chief Financial Officer